Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 4 to Form S-4 of our report dated March 17, 2024, which includes an explanatory paragraph relating to the Cyclo Therapeutics, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Cyclo Therapeutics, Inc., as of and for the years ended December 31, 2023 and 2022, which is incorporated by reference in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
February 11, 2025